Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-118941, No. 333-108359, No. 333-101165, No. 333-100023 and No. 333-124098, Form S-4 No. 333-123399, and Form S-8 No. 333-83872) of Inergy, L.P. and in the related Prospectuses and the Registration Statements (Form S-3 No. 333-118941-02 and Form S-4 No. 333-123399-07) of Inergy Finance Corp. and the related Prospectuses of our report dated December 8, 2005, with respect to the balance sheet of Inergy GP, LLC included in this Current Report on Form 8-K/A.

/s/ Ernst & Young LLP

Kansas City, Missouri

January 4, 2006